EXHIBIT 10.1



                            ASSET PURCHASE AGREEMENT



                                     between



                                 GLASSTITE INC.

                                    as Seller

                                       and

                             RAVEN INDUSTRIES, INC.

                                 as Shareholder

                                       and

                              PENDA GLASSTITE, INC.
                (a wholly owned subsidiary of PENDA CORPORATION)

                                  as Purchaser

                                       and

                                PENDA CORPORATION

                                    As Parent



                          Dated as of October 29, 1999

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                                TABLE OF CONTENTS


1.   Defined Terms and Other Definitional Provisions...........................1

     (a)  Definitions..........................................................1
     (b)  Other Definitional and Interpretive Provisions......................10

2.   Sale and Purchase of Assets..............................................11

     (a)  Basic Transaction...................................................11
     (b)  Purchase Price......................................................11
     (c)  Net Working Capital Adjustment......................................11
     (d)  90 Day Past Due Receivable And Future Dating Holdback...............15
     (e)  Accrued Liability Escrow............................................15
     (f)  Assumed Obligations.................................................15
     (g)  Allocation of Certain Items.........................................16
     (h)  Open Checks.........................................................16
     (i)  Allocation of Purchase Price........................................16
     (j)  Transfer Taxes......................................................16
     (k)  Non-Assignable Assets...............................................17
     (l)  Guaranty of Parent..................................................17
     (m)  Guaranty of Shareholder.............................................17

3.   Closing..................................................................17

     (a)  Date and Place of Closing...........................................17
     (b)  Deliveries by Seller at the Closing.................................17
     (c)  Deliveries by the Purchaser at the Closing..........................18

4.   Representations and Warranties of the Purchaser..........................19

     (a)  Organization/Power and Authority to Conduct Business................19
     (b)  Authorization of Transaction........................................19
     (c)  Noncontravention....................................................19
     (d)  Brokers Fees........................................................20

5A.  Representations and Warranties of the Shareholder........................20

     (a)  Organization/Power and Authority to Conduct Business................20
     (b)  Binding Obligation..................................................20
     (c)  Noncontravention....................................................20
     (d)  Ownership of Stock..................................................20
     (e)  Brokers Fees........................................................20

5B.  Representations and Warranties of the Seller.............................20

     (a)  Organization/Power and Authority to Conduct Business................21
     (b)  Authorization of Transaction........................................21
     (c)  Noncontravention....................................................21
     (d)  Brokers' Fees.......................................................21

     (e)  Financial Statements; Undisclosed Liabilities.......................21
     (f)  Absence of Developments.............................................22
     (g)  Legal Compliance....................................................23
     (h)  Seller Permits......................................................24
     (i)  Certain Business Relationships......................................24
     (k)  Title to Real Property and Leased Real Property.....................24
     (l)  Intellectual Property...............................................24
     (m)  Material Contracts..................................................25
     (n)  Accounts Receivable and Inventory...................................26
     (o)  Insurance...........................................................26
     (p)  Litigation..........................................................26
     (q)  Labor Relations.....................................................26
     (r)  ERISA Matters.......................................................27
     (s)  Environmental, Health and Safety Matters............................28
     (t)  Customers and Suppliers.............................................29
     (u)  Products Liability..................................................29
     (v)  Tax Matters.........................................................29
     (w)  Dunnell Minnesota Sewer Assessment..................................30

6.   Pre-Closing Covenants....................................................31

     (a)  General.............................................................31
     (b)  Notices and Consents................................................31
     (c)  Operation of Business...............................................31
     (d)  Preservation of Business............................................31
     (e)  Full Access.........................................................31
     (f)  Notice of Developments..............................................31
     (g)  No Shop.............................................................32
     (h)  Non-Solicitation of Seller's Employees..............................32
     (i)  Press Releases and Public Announcements.............................32

7.   Post-Closing Covenants...................................................32

     (a)  General.............................................................32
     (b)  Litigation Support..................................................32
     (c)  Employee Matters....................................................33
     (d)  Tax Information.....................................................34
     (e)  Tax Notices.........................................................34
     (f)  Tax Examinations....................................................34
     (g)  Access..............................................................35
     (h)  Noncompetition......................................................35
     (i)  Confidentiality.....................................................36
     (j)  Non-Solicitation of Employees and Customers.........................37
     (k)  Change of Name......................................................37
     (l)  Services of Mr. Jim Groninger.......................................37
     (m)  Use of Shareholder Computers........................................37
     (n)  Environmental Investigation and Remediation at Dunnell Minnesota....37
     (o)  Compliance with MPCA NOV............................................38


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


     (p)  Communication concerning MPCA NOV and other response action.........38
     (q)  Product Returns And Warranty........................................38
     (r)  Purchaser and Parent's Confidentiality Obligations..................38

8.   Conditions to Obligation to Close........................................39

     (a)  Conditions to Obligation of the Purchaser...........................39
     (b)  Conditions to Obligation of the Seller..............................40

9.   Indemnifications and Remedies............................................40

     (a)  Survival of Representations, Warranties, and Indemnifications.......40
     (b)  Indemnification.....................................................41

10.  Termination..............................................................42

     (a)  Termination of Agreement............................................42
     (b)  Effect of Termination...............................................43

11.  Miscellaneous............................................................43

     (a)  Press Releases and Public Announcements.............................43
     (b)  No Third-Party Beneficiaries........................................43
     (c)  Entire Agreement....................................................43
     (d)  Succession and Assignment...........................................43
     (e)  Counterparts........................................................44
     (f)  Notices.............................................................44
     (g)  Governing Law.......................................................45
     (h)  Waiver of Jury Trial................................................45
     (i)  Amendments and Waivers..............................................45
     (j)  Severability........................................................45
     (k)  Equitable Remedies..................................................45
     (l)  Expenses............................................................46
     (m)  Construction........................................................46
     (n)  Incorporation of Disclosure Schedule and Exhibits...................46
     (o)  Prevailing Parties..................................................46
     (p)  Bulk Transfer Laws..................................................46

EXHIBITS

EXHIBIT A      Bill of Sale, Assignment and Assumption Agreement

EXHIBIT A-2    Bill of Sale and Assignment Agreement

EXHIBIT B      Real Estate Lease And Purchase Agreement

EXHIBIT C      Software License Agreement

EXHIBIT D      Trademark License Agreement


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EXHIBIT E      Patent Assignment

EXHIBIT F      Patent And Trademark Assignment

EXHIBIT G      Trademark Assignment

SCHEDULES

Disclosure Schedule


          [The Exhibits and Schedules have been intentionally omitted.]

                            ASSET PURCHASE AGREEMENT

         This Agreement is made and entered into as of October 29, 1999, by and between GLASSTITE INC., a Minnesota corporation (the "Seller"), RAVEN INDUSTRIES, INC., a South Dakota corporation (the "Shareholder"), PENDA GLASSTITE, INC., a Florida corporation (the "Purchaser"), and PENDA CORPORATION, a Florida corporation (the "Parent").

                             PRELIMINARY STATEMENT:

         This Agreement contemplates a transaction in which the Purchaser will acquire substantially all of the assets (and assume certain of the liabilities) of the Seller in exchange for cash. The Seller is engaged in the business of manufacturing and selling fiberglass toppers, lids, and related accessories for motor vehicles (the "Business of the Seller"), with its principal place of business at 600 Highway 4, Dunnell, Minnesota 56127. An Affiliate of the Purchaser is engaged in the business of manufacturing and selling fiberglass tonneau covers, caps, van tops, running boards, sleeper shells and related accessories for motor vehicles (the "Business of the Purchaser"). The Purchaser, the Parent, the Seller, and the Shareholder are each referred to in this Agreement as a "Party" and collectively as the "Parties".

                                   AGREEMENT:

         In consideration of the premises and of the respective mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

         1. Defined Terms and Other Definitional Provisions.

                  (a) Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

                  "Accounting Firm" has the meaning set forth in ss.2(c)(iii) below.

                  "Accounts Receivable" means all accounts, instruments, drafts, acceptances and other forms of receivables relating to the Seller's business, and all rights earned under the Seller's contracts to sell goods or render services.

                  "Accrued Liabilities" has the meaning set forth in ss.2(e) below.

                  "Accrued Liability Escrow" has the meaning set forth in ss.2(b) and ss.2(e) below.

                  "Acquired Assets" means all right, title and interest in and to the Seller's (a) Accounts Receivable, (b) Contracts, (c) Equipment, (d) Intellectual Property, (e) Inventory, (f) Prepaid Items, (g) Real Property and Leased Real Property, (h) Cash, and (i) Related and Incidental Assets;


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PROVIDED, HOWEVER, that, the Real Property located in Dunnell Minnesota shall not be an Acquired Asset but shall be governed by the terms and conditions of the Real Estate Lease And Purchase Agreement set forth in Exhibit B, and FURTHER PROVIDED, that, notwithstanding any provision of this Agreement which may be to the contrary, the following assets shall in no event be deemed to constitute Acquired Assets:

                  (i) any Tax Returns of the Seller;

                  (ii) refunds in respect of Taxes paid by Seller;

                  (iii) non-assignable third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby;

                  (iv) the Seller's Employee Benefit Plans and all trusts, insurance policies, contracts and other assets of the Seller attributable thereto;

                  (v) minute books and stock ledgers;

                  (vi) any rights that the Seller may have under this Agreement and all rights, causes of action and claims arising out of any of the assets described in clauses (i) through (v) above.

                  (vi) AS/400 Related Software

                  "Actual Net Working Capital" has the meaning set forth in ss.2(c)(iii)(3) below

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Affiliated Group" means any affiliated group within the meaning of ss.1504 of the Code.

                  "Agreement" means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

                  "AS/400 Related Software" means AS/400 software and databases, licensed, developed or owned by Shareholder which is used or operated by Shareholder and which the AS/400 Seller Software requires in order to function properly and includes specifications, design documentation, and source code.

                  "AS/400 Seller Software" means AS/400 software and databases (including archived data) developed or owned by Shareholder which is used or operated by Shareholder exclusively for the Business of the Seller and includes specifications, design documentation, and source code.

                  "Assumed Obligations" means (a) all liabilities and obligations of the Seller in respect of trade accounts payable accrued in the Ordinary Course of Business set forth on the Most Recent Balance Sheet, (b) all liabilities and obligations of the Seller in respect of trade accounts payable accrued in the Ordinary Course of Business which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, except to the extent such obligations are or have been discharged prior to the Closing Date, (c) all liabilities and obligations of the Seller for the processing and delivery to vendees of outstanding customer orders as of the Closing Date, (d) all liabilities and obligations arising on or after the Closing Date under all of the Contracts included in the Acquired Assets, excluding any liability or obligation resulting from any breach, violation, failure to comply, omission or basis therefor, existing as of the Closing Date, and (e) all liabilities and obligations that otherwise arise or are asserted by reason of events, acts or transactions occurring or relating to the Acquired Assets or the operation of the business of the Seller by the Purchaser on or after the Closing Date, including Environmental Claims as well as liabilities for Third Party Claims related to products manufactured or sold after the Closing Date; PROVIDED, HOWEVER, that the Assumed Obligations shall not include the Retained Liabilities.

                  "Authority" means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

                  "Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit A hereto.

                  "Business of the Seller" has the meaning set forth in the Preliminary Statement above.

                  "Cash" means cash, amounts in bank accounts, certificates of deposit and other cash equivalents and short term investments as reflected in Seller's Financial Records.

                  "Closing" has the meaning set forth in ss.3(a) below.

                  "Closing Date" has the meaning set forth in ss.2(a) below.

                  "COBRA" means Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Confidential Information" means data and information relating to the Business of the Seller (which does not rise to the level of a Trade Secret) and which has value to the Seller and is not generally known to the public.

                  "Contracts" means any and all sales orders, sales contracts, purchase orders, purchase contracts, distributor agreements, broker agreements, executory contracts, employment agreements, franchises, understandings, arrangements, leases, or other instruments or undertakings to which the Seller is a party or to which or by which any of the Seller's property is subject or bound, including


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


without limitation those listed under ss.5B(m) of the Disclosure Schedule, but excluding (a) any Seller Permits, and (b) any of the foregoing to the extent that they evidence or secure Funded Indebtedness.

                  "Deed" means the General Warranty Deed pursuant to which the Seller shall sell, transfer, convey, assign and deliver the Real Property located in Eloy Arizona to the Purchaser.

                  "Defense Counsel" has the meaning set forth in ss.9(b)(iii) below.

                  "Defense Notice" has the meaning set forth in ss.9(b)(iii) below.

                  "Disclosure Schedule" means the Disclosure Schedule accompanying this Agreement.

                  "Documents" means the Bill of Sale, Assignment and Assumption Agreement, Bill of Sale and Assignment Agreement, Real Estate Lease And Purchase Agreement, Software License Agreement, Trademark License Agreement, Patent Assignment, Patent And Trademark Assignment, Trademark Assignment, and the Warranty Deeds

                  "Employee Benefit Plan" has the meaning set forth in ss.5B(r) below.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

                  "Environmental Claim" means any written notice or claim by any person or any Authority alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Seller, or (ii) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

                  "Environmental, Health and Safety Requirements" means all federal, state, local and regional statutes, regulations and ordinances concerning workplace health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on the Closing Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  "Equipment" means all supplies, equipment, production machinery, manufactured and purchased parts, tools, jigs, dies, molds, furniture, fixtures, vehicles, leasehold improvements, office equipment, signs and all other tangible personal property (other than Inventory) of the Seller.

                  "Final Determination Date" has the meaning set forth in ss.2(c)(iii) below.

                  "Financial Records" means the financial records kept in the Ordinary Course of Business as adjusted to be consistent with GAAP including but not limited to balance sheets and income statements

                  "Financial Statements" has the meaning set forth in ss.5B(e)(i) below.

                  "Funded Indebtedness" means the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others and purchase money indebtedness and capital lease obligations of the Seller, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Seller, or in effect guaranteed, directly or indirectly, in any manner by the Seller, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Seller, even though the Seller has not in any manner become liable for the payment of such indebtedness and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness. Notwithstanding anything to the contrary contained herein, all of the leases of Seller identified in section 5B(m) of the Disclosure Schedule shall be deemed operating leases, and not capital leases, for purposes of this Agreement.


                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "High Net Working Capital" has the meaning set forth in ss.2(c)(iii)(2) below.

                  "Indemnified Party" has the meaning set forth in ss.9(b)(iii) below.

                  "Indemnifying Party" has the meaning set forth in ss.9(b)(iii) below.

                  "Initial Payment" has the meaning set forth in ss.2(b) below.

                  "IRS" means the Internal Revenue Service.

                  "Intellectual Property" means all know-how, inventions, patents, trademarks, common law trademarks, service marks, product names, trade dress, logos, domain names, trade names and corporate names, together with all goodwill associated therewith (including all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; registrations, applications and renewals for any of the foregoing and all related legal files and documentation (including legal files related to patent and trademark searches, infringement investigations, and infringement litigation filed by or against Seller); trade secrets and Confidential


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Information (including, without limitation, ideas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans, and customer and supplier lists and related information); and computer software (including, without limitation, AS/400 Seller Software, data, data bases and documentation) related to the Business of the Seller whether owned by Seller or Shareholder.

                  "Inventory" means all of the Seller's inventories, including without limitation, raw materials, work in progress, finished goods, packaging goods and other like items.

                  "Knowledge" means, with respect to the Seller, the best of the knowledge of the Seller or the Shareholder.

                  "Lease" means the Lease, in the form of Exhibit C hereto.

                  "Leased Real Property" has the meaning set forth in ss.5B(k) below.

                  "Lien" means any mortgage, pledge, lien, encumbrance, charge or other security interest, whether or not related to the extension of credit or the borrowing of money.

                  "Loss" or "Losses" means any loss, liability, damage or expense (including reasonable attorneys' fees and expenses) that the subject Person may suffer or sustain.

                  "Low Net Working Capital" has the meaning set forth in ss.2(c)(iii)(1) below.

                  "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is materially adverse to the business, financial condition, results of operations or prospects of the Seller.

                  "Material Contract" means any Contract, written or oral (including any and all amendments thereto) to which the Seller is a party, or by which the Seller or any of its assets is bound, and which (a) relates to Funded Indebtedness for borrowed money or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Seller,
(b) relates to the purchase, maintenance or acquisition of, or sale or furnishing of, materials, supplies, merchandise, machinery, equipment, parts or any other property or services other than in the Ordinary Course of Business,
(c) is a collective bargaining agreement, (d) obligates the Seller not to compete with any business, or which otherwise restrains or prevents the Seller from carrying on any lawful business or which restricts the right of the Seller to use or disclose any information in its possession (excluding in each case customary restrictive covenants or confidentiality restrictions contained in agreements entered into in the Ordinary Course of Business), (e) relates to (i) employment, compensation, severance, or consulting between the Seller and any officer or director or the Seller or any other employees or consultants of the Seller who are entitled to compensation thereunder in excess of $35,000 per annum, (f) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $10,000 individually or $25,000 in the aggregate for any machinery, equipment, vehicle


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or other tangible personal property (whether the Seller is a lessor or lessee),
(g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments to be made after the date hereof in excess of $10,000, (h) is a contract granting any Person a Lien on any of the Acquired Assets, in whole or in part, (i) is a contract by which the Seller retains any manufacturer's representatives, broker or other sales agent, distributor or representative or through which the Seller is appointed or authorized as a sales agent, distributor or representative, or
(j) any other agreement (or group of related agreements) the performance of the executory portion of which involves consideration in excess of $10,000.

                  "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products in each case with respect to which liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

                  "Most Recent Balance Sheet" means the balance sheet of the Seller as of September 30, 1999 included in the Most Recent Financial Statements.

                  "Most Recent Financial Statements" has the meaning set forth in ss.5B(e)(i) below.

                  "MPCA" means the Minnesota Pollution Control Agency.

                  "MPCA NOV" means the Notice of Violation 8-99 issued by the MPCA following the MPCA inspection of June 8, 1999 and any liabilities and obligations that arise from or are related to such Notice of Violation.

                  "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

                  "Net Working Capital" has the meaning set forth in ss.2(c)(ii) below.

                  "Net Working Capital Adjustment" has the meaning set forth in ss.2(c)(ii) below.

                  "Net Working Capital Statement" has the meaning set forth in ss.2(c)(i) below.

                  "90 Day Past Due Receivable and Future Dating Holdback" has the meaning set forth in ss.2(d) below.

                  "Notice of Disagreement" has the meaning set forth in ss.2(c)(iii) below.

                  "Ordinary Course of Business" means the ordinary course of the Seller's business, consistent with past custom and practice (including with respect to quantity and frequency) PROVIDED that Ordinary Course of Business shall include Seller's efforts to reduce obsolete inventory and future dated and past due receivables notwithstanding past practices.

                  "Oversight Costs" means Purchaser's reasonable technical consulting fees for reviewing and commenting upon Seller's work and reports in connection with Seller's response to


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the MPCA NOV and any environmental investigations, response actions, cleanup, closure or post-closure activities at the Dunnell Minnesota facility incurred after the Closing.

                  "Parent" means Penda Corporation, Inc., a Florida corporation.

                  "Party" has the meaning set forth in the Preliminary Statement above.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

                  "Prepaid Items" means all claims, deposits, prepayments, refunds and other prepaid items relating to the Seller.

                  "Purchaser" has the meaning set forth in the preface above.

                  "Purchase Price" has the meaning set forth in ss.2(b) below.

                  "Real Property" means all real property subject to a contract for deed or owned by the Seller, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenants thereto (such as appurtenant rights in and to public streets).

                  "Related and Incidental Assets" means the Seller's business as a going concern and the Seller's goodwill, franchises and Seller Permits; personnel records, customer lists and records, restrictive covenants and similar obligations relating to the business of the Seller; security interests in the assets of others; all books, computer tape records, files, papers, records and software; drawings and marketing materials owned by the Seller and used by it in the operation of its business; and all other property and rights of every kind or nature owned by the Seller and used by it in the operation of the Business of the Seller.

                  "Restricted Area" means each of the states, territories and possessions of the United States and each of the countries or territories of the world where Purchaser does business when this Agreement is enforced

                  "Retained Liabilities" shall mean the following:

                  (i) (a) any liabilities and obligations of the Seller for Taxes (with respect to the Seller or otherwise) for periods prior to the Closing Date and (b) any liability or obligation of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, all legal, accounting, brokers', finders' and other professional fees and expenses, (c) any liabilities and obligations of the Seller arising out of or in connection with Funded Indebtedness;


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


                  (ii) any liabilities and obligations of the Seller in connection with the Seller's Employee Benefit Plans (except to the extent specifically provided otherwise in ss.7(c) below), Seller's obligation to pay bonuses, and Seller or Shareholder's obligations to issue stock options;

                  (iii) any "other accrued liabilities" and "accounts payable - Raven Industries" as set forth on Seller's balance sheet;

                  (iv) all liabilities and obligations that otherwise arise or are asserted by reason of events, acts or transactions occurring or relating to the Acquired Assets or the operation of the Business of the Seller by the Seller before the Closing Date, including workers compensation claims, the MPCA NOV, Environmental Claims, and Third Party Claims related to products manufactured and sold prior to the Closing Date, and

                  (v) any other liabilities and obligations of the Seller to the extent not specifically set forth in clauses (a) through (e), of Assumed Obligations, above.

                  "Seller" has the meaning set forth in the preface above.

                  "Seller's Environmental Reports" means all reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers pertaining to Materials of Environmental Concern in, on, or under Seller's Dunnell Minnesota facility including but not limited to the Conestoga-Rovers & Associates Report dated September 29, 1999, any reports of investigations conducted by Seller as a result of the Purchaser's Phase II investigation, and any report of investigations conducted as a result of the MPCA NOV.

                  "Seller Permits" has the meaning set forth in ss.5B(h) below.

                  "Seller Transaction Representations and Warranties" has the meaning set forth in ss.9(a) below.

                  "Shareholder" has the meaning set forth in the preface above.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment, withholding, and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto.

                  "Tax Arbitrator" has the meaning set forth in ss.7(f) below.

                  "Tax Audit" has the meaning set forth in ss.7(f) below.

                  "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with or submitted to, any Authority in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of any Taxes.

                  "TDM Leases" means the vehicle leasing agreements dated on or about May 1, 1997, between Seller and T D M Leasing Company, Inc. and identified as Lease Nos. 1997-13, 1997-14, 1997-15, 1997-16, 1997-17, 1997-18, 1997-19 and
1997-20, and the vehicle leasing agreement between Seller and Fox Idealease, Inc. dated on or about March 15, 1999, and includes Shareholder's obligations pursuant to a written guaranty dated June 27, 1997.

                  "Third Party Claim" has the meaning set forth in ss.9(b)(iii) below.

                  "Trade Secrets" means information relating to the business of the Seller being acquired hereunder, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which
(a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (b) Other Definitional and Interpretive Provisions.

                  (i) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

                  (ii) The words "hereof", "herein", "hereunder" and "hereto" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (iii) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (iv) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         2. Sale and Purchase of Assets.

                  (a) Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, on October 29, 1999 or such other date as shall be agreed to in writing by the Purchaser and the Seller (the "Closing Date") the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept delivery of the Acquired Assets. The sale, transfer, conveyance, assignment and delivery by the Seller of the Acquired Assets to the Purchaser in accordance with this ss.2(a) will be effected by the Seller's execution and delivery to the Purchaser of the Bill of Sale, Assignment and Assumption Agreement and any other conveyance instruments referred to in ss.3(b) hereof.

                  (b) Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the Seller for the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Acquired Assets shall be the sum of (i) $8,470,182 plus or minus (ii) any Net Working Capital Adjustment, plus (iii) the amount Purchaser will place in Escrow for the payment of certain of Seller's accrued balance sheet liabilities ("Accrued Liability Escrow") less the amount retained by Purchaser from such sum. The cash to be paid at Closing (the "Initial Payment") shall be the Purchase Price minus
(a) the 90 Day Past Due Receivable And Future Dating Holdback, minus (b) the Accrued Liability Escrow. On the Closing Date, the Purchaser shall make payment of the Initial Payment by wire transfer of immediately available funds to an account designated in writing by the Seller.

                  (c) Net Working Capital Adjustment.

                  (i) At the close of business on the day before the Closing or shortly after the Closing, Seller and Purchaser shall perform a joint physical inventory of Seller's assets. The results of such joint physical inventory will be used in calculating the Net Working Capital Adjustment. Prior to or at the Closing, Purchaser shall make an estimate of the Net Working Capital of the Seller as of the close of business the day before the Closing which shall be used to calculate the preliminary Net Working Capital Adjustment. The estimate shall be presented to Seller at the Closing. The estimate of Net Working Capital shall be calculated as set forth in this ss.2(c). The preliminary Net Working Capital Adjustment shall be used to determine the amount of the Initial Payment. Within 30 days after the Closing Date, the Purchaser at its expense shall prepare and deliver to the Seller a statement of the Net Working Capital of the Seller as of midnight on the day preceding the Closing Date (the "Net Working Capital Statement"). The Net Working Capital Statement shall be prepared in a manner consistent with the preparation of the Most Recent Financial Statements (as such statements relate to the items included in the calculation of Net Working Capital), except as provided below and except that no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated herein.

                  (ii) Upon the final determination of the Net Working Capital Statement in accordance with this ss.2(c)(ii), the Purchase Price shall either be increased on a dollar-for-dollar basis by an amount equal to the excess of the Seller's Net Working Capital as of the Closing over the Seller's Average Monthly Net Working Capital for the twelve months ending on the last day of the last full month prior to the Closing, or decreased on a dollar-for-dollar basis by an amount equal to the excess of the Seller's Average Monthly Net Working Capital for the twelve months ending on the last day of the last full month prior to the Closing over the Seller's Net Working Capital as of the Closing (the "Net Working Capital Adjustment."). For purposes of the foregoing, (a) "Net Working Capital" means the total current assets of the Seller prepared in accordance with GAAP minus the current liabilities (excluding intercompany accounts receivable and/or payable, including intercompany loans, intercompany bank debt, and any related accrued interest) of the Seller prepared in accordance with GAAP and any adjustment made to bring Seller's Financial Records into compliance with GAAP in calculating Net Working Capital shall also be used on a consistent basis in calculating Average Monthly Net Working Capital, PROVIDED HOWEVER that any GAAP adjustment made for Environmental Claims shall not be used in calculating Net Working Capital or Average Monthly Net Working Capital, (b) the Seller's Net Working Capital as of the Closing shall be calculated after deducting obsolete inventory, (c) if an item of raw material inventory has not been used in the Seller's current fiscal year, then it shall be considered obsolete unless Purchaser and Seller agree such item is related to a new product introduction, and (d) if Seller has more than one years supply of an item of raw material on hand based on current usage, then the excess over the one year supply shall be considered obsolete unless Purchaser and Seller agree such item is related to a new product introduction. The Net Working Capital Adjustment shall be calculated in accordance with the following pro forma example based on the Most Recent Financial Statements:

                         NET WORKING CAPITAL ADJUSTMENT
                          PRO FORMA SEPTEMBER 30, 1999


Current Assets                                                   $    4,253,136

Plus Reclassification of Current Tax Asset                       $       83,000

         Adjusted Current Assets                                 $    4,336,136


Current Liabilities                                              $    3,721,034

Less Intercompany Receivables                                    $   (2,887,118)

Plus Income Tax Liability on Shareholder's Books                 $      343,856

         Adjusted Current Liabilities                            $    1,177,772


Net Working Capital                                              $    3,158,364

Less Trailing Twelve Month Average Net Working Capital           $    2,925,376

         Initial Net Working Capital Adjustment                  $      232,988

Less No Activity Inventory                                              TBD

Less More One Year Supply Inventory                                     TBD

          Net Working Capital Adjustment                                TBD


                  To the extent that the Net Working Capital Adjustment differs from the preliminary Net Working Capital Adjustment, Seller or Purchaser shall pay the appropriate amount to the other party.

                  (iii) During the 21 days immediately following receipt of the Net Working Capital Statement by the Seller, the Seller and its accountants shall be entitled to review the Net Working Capital Statement and any working papers, trial balances and similar materials relating to the Net Working Capital Statement prepared by the Purchaser or its accountants, and the Purchaser shall provide the Seller and its accountants with timely access, during the Purchaser's normal business hours, to the Purchaser's personnel, properties, books and records. The Net Working Capital Statement shall become final and binding upon the parties on the 22nd day following delivery thereof unless the Seller gives written notice to the Purchaser of its disagreement with the Net Working Capital Statement (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by the Purchaser with respect to the Net Working Capital Statement, then the Net Working Capital Statement (as revised in accordance with clause (A) or (B) below), shall become final and binding upon the Parties on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement, or (B) the date any matters in dispute are finally resolved in writing by the Accounting Firm in the manner described below (the date on which the Net Working Capital Statement so becomes final and binding being hereinafter referred to as the "Final Determination Date"). During the 22 days immediately following the delivery of any Notice of Disagreement, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, the Seller and its accountants shall each have access to the Purchaser's working papers, trial balances and similar materials (including the working papers, trial balances and similar materials of their respective accountants) prepared in connection with the Purchaser's preparation of the Net Working Capital Statement. At the end of such 22-day period, the Seller and the Purchaser shall submit to an independent "Big 5" public accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement (it being understood that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Purchaser and the Seller (and not by independent review), only those matters which remain in dispute), and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (a) in writing, (b) furnished to the Purchaser and the Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, (c) made in accordance with this Agreement, and (d) conclusive and binding upon the Parties and not subject to collateral attack for any reason. The Net Working Capital Statement, with any adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution to the Parties, which shall be no later than 90 days after the Closing Date. The Accounting Firm shall be mutually selected by the Purchaser and the Seller, or, if the Purchaser and the Seller cannot so agree within ten days after the end of the 22-day period referred to above, by lot from among the independent "Big 5" public accounting firms (after excluding Ernst & Young, LLP and PriceWaterhouseCoopers, LLP) willing to act. Each Party shall pay its own costs and expenses incurred in connection with such arbitration, provided that the fees and expenses of the Accounting Firm shall be borne as follows:

                                    (1) if the Accounting Firm resolves all of
                  the remaining objections in favor of the Purchaser (the amount of the Net Working Capital so determined is referred to herein as the "Low Net Working Capital"), the Seller and the Shareholder, jointly and severally, will be responsible for all of the fees and expenses of the Accounting Firm;

                                    (2) if the Accounting Firm resolves all of
                  the remaining objections in favor of the Seller (the amount of the Net Working Capital so determined is referred to herein as the "High Net Working Capital"), the Purchaser will be responsible for all of the fees and expenses of the Accounting Firm; and

                                    (3) if the Accounting Firm resolves some of
                  the remaining objections in favor of the Purchaser and the rest of the remaining objections in favor of the Seller (the amount of the Net Working Capital so determined is referred to herein as "Actual Net Working Capital"), the Seller and the Shareholder, jointly and severally, will be responsible for that fraction of the fees and expenses of the Accounting Firm equal to (i) the difference between the High Net Working Capital and the Actual Net Working Capital over (ii) the difference between the High Net Working Capital and the Low Net Working Capital, and the Purchaser will be responsible for the remainder of the fees and expenses.

                  (iv) Within five business days after the receipt by the Seller of the Net Working Capital Statement in accordance with ss.2(c)(ii) above, the Seller or the Purchaser, as appropriate, shall make the payment required by ss.2(c)(ii) above with respect to any undisputed amounts constituting a portion of the Net Working Capital Adjustment. With respect to any items that are the subject of a Notice of Disagreement, payment shall be made within three business days after the Final Determination Date.

                  (d) 90 Day Past Due Receivable And Future Dating Holdback An amount shall be held back from the Initial Payment equal to the sum of the amount of Seller's receivables that are more than 90 days past due plus the amount of future dating as of close of business on the day before the Closing (the "90 Day Past Due Receivable And Future Dating Holdback"). Seller shall provide to Purchaser a listing of such receivables at the Closing. Purchaser shall make bonafide efforts to collect such receivables and, unless the customer otherwise specifies, payments received by Purchaser shall be applied to the oldest receivable first. Within 10 days after the end of each month following the Closing, Purchaser shall pay to Seller the amount of the receivables shown on such list which were collected during that month. Any amounts remaining from such hold back related to such 90 day past due receivables six months after the Closing shall be retained by Purchaser and shall be deemed an adjustment to the Purchase Price. Any of such 90 day past due receivables that have not been collected six months after the Closing shall be transferred to Seller by Purchaser without recourse within 15 days. Any amounts remaining from such holdback related to such future dating receivables one year after the Closing shall be retained by Purchaser and shall be deemed an adjustment to the Purchase Price. Any of such future dating receivables that have not been collected one year after the Closing shall be transferred to Seller by Purchaser without recourse within 15 days.

                  (e) Accrued Liability Escrow Purchaser shall hold as the Accrued Liability Escrow an amount equal Seller's balance sheet liabilities as of close of business on the day before the Closing for the following accounts:
331 Payroll Withholding - FIT, 332 Payroll Withholding - FICA, 337 Payroll Withholding - State Taxes, 341 Accrued Wages, 342 Accrued Salary, 343 Accrued Vacation, 345 Accrued Holiday, 361 Accrued Fed Payroll Tax, 362 Accrued Property Tax, and 381 Accrued Commissions (the "Accrued Liabilities"). Seller shall provide to Purchaser at the Closing a listing of such liabilities as of close of business on the day before the Closing. If there is any dispute between the parties concerning the amount of the Accrued Liability Escrow, they shall be resolved using the procedure set forth above in ss.2(c). Within 10 days after the end of any month, Seller shall provide to Purchaser documentation satisfactory to Purchaser showing the payment by Seller in that month of any amounts covered by the Accrued Liability Escrow. Within 10 business days after receiving such documentation, Purchaser shall pay the amount of such documented payment to Seller. Purchaser shall continue to make such payments for six months after the Closing Date or until all amounts in the Accrued Liability Escrow have been paid to Seller, which ever comes first. Any amounts remaining in the Accrued Liability Escrow six months after the Closing will be returned to and retained by Purchaser.

                  (f) Assumed Obligations. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and agree to satisfy and discharge as the same shall become due, the Assumed Obligations. The assumption of the Assumed Obligations in accordance with this ss.2(f) shall be effected by the Purchaser's execution and delivery to the Seller of the Bill of Sale, Assignment and Assumption Agreement. The Purchaser's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against the Purchaser as compared to the rights and remedies which such parties would have had against the Seller had this Agreement not been consummated.

                  (g) Allocation of Certain Items. With respect to certain expenses incurred in connection with the operations of the Seller and certain other items, the following allocations will be made:

                  (i) Subject to the provisions of ss.2(i) and this ss.2(j), (A) the Seller will be responsible for all costs and expenses of every kind and nature incurred in connection with, arising out of, or attributable to the operations of the Seller or the ownership of the Acquired Assets up to the Closing, and (B) the Purchaser will be responsible for all such costs and expenses attributable to the operations of the Seller or the ownership of the Acquired Assets after the Closing.

                  (ii) To the extent not already accrued in Seller's Financial Records as of the Closing Date, utilities, water and sewer charges will be paid directly to the obligee by the parties hereto based upon meter readings as of the effective time of the Closing and at the prevailing rates, if possible; otherwise, such charges will be apportioned based upon the number of operating days occurring before and after the effective time of the Closing during the billing period for each charge. To the extent such charges are accrued in Seller's Financial Records as of the Closing Date, they will be treated as trade payables. Immediately after the effective time of the Closing, all such utility services will be registered in the name of the Purchaser.

                  (iii) Utility, lease and other deposits paid by the Seller with respect to the Acquired Assets that can be transferred to the Purchaser will be so transferred.

Appropriate cash payments by the Seller or the Purchaser, as the case may be, will be made hereunder from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known to the Seller and the Purchaser, in the amounts necessary to give effect to the allocations provided for in this ss.2(g).

                  (h) Open Checks. Certain of the accounts payable to be included in the liabilities of the Seller assumed by the Purchaser pursuant to ss.2(f) will consist of payables as to which checks have been issued by the Seller prior to the Closing Date, but which checks will not have cleared the Seller's bank account as of the Closing Date. Notwithstanding any provision of this Agreement which may be to the contrary, the Seller will cause such checks to be paid as they are presented for payment.

                  (i) Allocation of Purchase Price. As soon as practical after the Closing Date, the Purchaser and the Seller by mutual agreement will determine in good faith the allocation of the Purchase Price (and all other capitalizable costs) to the Acquired Assets and the Supplemental Agreement. Each party agrees (a) to utilize such allocations for all purposes, including financial accounting and tax purposes including, without limitation, the filing of Form 8594, and (b) not to take any position inconsistent with such allocation.

                  (j) Transfer Taxes. Any sales Tax or similar transfer Taxes on the transfer of any of the Acquired Assets for which the Seller is liable will be borne by the Seller. Any sales Tax or similar transfer Taxes on the transfer of any of the Acquired Assets for which the Purchaser is liable will be borne by the Purchaser.

                  (k) Non-Assignable Assets. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any of the Acquired Assets which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.

                  (l) Guaranty of Parent. Except for the obligations under ss.7(p), Parent hereby absolutely and unconditionally guarantees the complete performance of each and every obligation, covenant, representation and warranty of the Purchaser contained in this Agreement as if such obligations, covenants, representations and warranties were those of the Parent PROVIDED, HOWEVER, that in no event shall the liability of Parent for any of Purchaser's obligations for Environmental Claims exceed, in the aggregate, $2,000,000 under this Agreement. In addition, Parent guarantees the complete performance of Purchaser's obligations pursuant to that certain Assignment and Assumption Agreement relating to the TDM Leases, which was entered into between Seller, Purchaser and the lessor of the TDM Leases in connection with this Agreement.

                  (m) Guaranty of Shareholder. Except for the obligations under ss.ss.7(n), 7(o), and 7(p), Shareholder hereby absolutely and unconditionally guarantees the complete performance of each and every obligation, covenant, representation and warranty of the Seller contained in this Agreement as if such obligations, covenants, representations and warranties were those of the Shareholder PROVIDED, HOWEVER, that in no event shall the liability of Shareholder for any of Seller's obligations for Environmental Claims exceed, in the aggregate, $2,000,000 under this Agreement.

         3. Closing.

                  (a) Date and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Maslon Edelman Borman & Brand, LLP at 3300 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota at 10:00 a.m. (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. Notwithstanding the foregoing, for the purposes of passage of title and risk of loss, matters relating to the employment by the Purchaser of employees of the Seller pursuant to ss.7(c) below and the allocation of expenses, adjustments and other economic or financial effects of the consummation of the transactions contemplated hereby, the Closing when completed shall be deemed to have been effective in respect of the Acquired Assets and the Assumed Obligations at 12:01 a.m., local time, on the Closing Date.

                  (b) Deliveries by Seller at the Closing. At the Closing, the Seller will deliver to the Purchaser:

                  (i) the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Seller;

                  (ii) a copy of the resolution or resolutions duly adopted by the Shareholder and board of directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller and amending its Articles of Incorporation to change its corporate name to "GTH, Inc." certified by the Secretary or an Assistant Secretary of the Seller;

                  (iii) a certificate of the Secretary or an Assistant Secretary of the Seller as to the incumbency and signatures of the officers of the Seller executing this Agreement on behalf of the Seller;

                  (iv) a certificate issued by the Secretary of State of the State of Minnesota, as of a recent date, as to the good standing of the Seller in such state;

                  (v) a certificate issued by the Secretary of State of each state in which the Seller is licensed or qualified to do business as a foreign corporation, as of a recent date, as to the good standing of the Seller as a foreign corporation in such state; and

                  (vi) a complete set of interim financial statements , an accounts receivable aging report, and the information and reports needed to estimate obsolete inventory as described above in ss. 2(c) above prepared as of the close of business the day before the Closing Date.

                  (vii) a General Warranty Deed for the Real Estate in Eloy Arizona

                  (viii) the following documents executed by the Shareholder (1) an Assignment of Patent in the form attached as Exhibit E, (2) a Trademark License Agreement in the form attached as Exhibit D, (3) the Bill of Sale and Assignment Agreement in the form attached as Exhibit A-2, and (4) the Software License Agreement in the form attached as Exhibit C.

                  (ix) the Real Estate Lease and Purchase Agreement in the form attached as Exhibit B; and

                  (x) such other instruments of sale, transfer, conveyance and assignment as shall be reasonably required by the Purchaser.

                  (c) Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser will deliver to the Seller:

                  (i) the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Purchaser;

                  (ii) a copy of the resolution or resolutions duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser, certified by the Secretary or an Assistant Secretary of the Purchaser;

                  (iii) a certificate of the Secretary or an Assistant Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement on behalf of the Purchaser;

                  (iv) a certificate issued by the Secretary of State of the Purchaser's state of incorporation, as of a recent date, as to the good standing of the Purchaser in such state;

                  (v) the Initial Payment;

                  (vi) the Real Estate Lease and Purchase Agreement in the form attached as Exhibit B executed by the Purchaser; and

                  (vii) such other instruments of assumption, assignment and transfer as shall be reasonably required by the Seller.

         4. Representations and Warranties of the Purchaser. In order to induce the Seller and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Seller as follows:

                  (a) Organization/Power and Authority to Conduct Business. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Florida. The Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement. The Purchaser has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) Authorization of Transaction. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Documents to be executed by it pursuant hereto and to perform its obligations hereunder and thereunder. This Agreement constitutes (and such Documents, when executed and delivered by the Purchaser will constitute) the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which the Purchaser is subject or any provision of the charter or bylaws of the Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, note, bond, contract, lease, license or instrument to which the Purchaser is a party or by which it is bound or to which any of its assets is subject. The Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Purchaser to consummate the transactions contemplated by this Agreement.

                  (d) Brokers Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Shareholder could become liable or obligated.

         5A. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Purchaser as follows:

                  (a) Organization/Power and Authority to Conduct Business. The Shareholder is a corporation duly organized, validly existing, and in good standing under the laws of South Dakota. The Shareholder is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the ability of the Shareholder to consummate the transactions contemplated by this Agreement. The Shareholder has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it

                  (b) Binding Obligation. This Agreement constitutes (and the Documents to be executed pursuant hereto when executed and delivered will constitute) the valid and legally binding obligations of the Shareholder enforceable in accordance with their respective terms.

                  (c) Noncontravention. Except as set forth on ss. 5A(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which the Shareholder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, note, bond, contract, lease, license or instrument to which the Shareholder is a party or by which the Shareholder is bound or to which any of the Shareholder's assets is subject. The Shareholder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Seller to consummate the transactions contemplated by this Agreement.

                  (d) Ownership of Stock. The Shareholder holds of record and owns beneficially all of the outstanding shares of capital stock of the Seller. The Shareholder is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Seller.

                  (e) Brokers Fees. The Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

         5B. Representations and Warranties of the Seller. In order to induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

                  (a) Organization/Power and Authority to Conduct Business. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. ss.5B(a) of the Disclosure Schedule sets forth a list of each jurisdiction in which the Seller is licensed or qualified to do business as a foreign corporation. The Seller has full corporate power and authority to carry on the business of the Seller and to own and use the Acquired Assets. The Seller does not have any Subsidiary, and does not own, directly or indirectly, any capital stock or other equity interests in any corporation, partnership or other entity.

                  (b) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and the Documents to be executed by it pursuant hereto and to perform its obligations hereunder and thereunder. This Agreement constitutes (and such Documents, when executed and delivered by the Seller will constitute) the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

                  (c) Noncontravention. Except as set forth on ss. 5B(c) of the Disclosure Schedule,neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, note, bond, contract, lease, license or instrument to which the Seller is a party or by which it is bound or to which any of its assets is subject. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Seller to consummate the transactions contemplated by this Agreement.

                  (d) Brokers' Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                  (e) Financial Statements; Undisclosed Liabilities.

                  (i) The Seller has delivered to the Purchaser copies of (i) the unaudited balance sheet of the Seller and related statements of profit and loss and shareholders equity as of and for the fiscal year ended January 31, 1999, and (ii) the unaudited balance sheet and statements of profit and loss and shareholders equity of the Seller as of and for the eight months ended September 30, 1999 (the "Most Recent Financial Statements" and, collectively with the financial statements referred to in clause (i), the "Financial Statements.") The Financial Statements (including any notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods; PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

                  (ii) The Seller does not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet, (ii) executory liabilities under Contracts to which the Seller or any of its assets may be bound, (iii) liabilities reflected on the Disclosure Schedule, and (iv) liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. ss.5B(e)(ii) of the Disclosure Schedule sets forth as of the date of the Most Recent Balance Sheet a true and correct listing of the indebtedness of the Seller described in clauses (i), (ii) and (iii) of the definition of Funded Indebtedness.

                  (f) Absence of Developments. Except as otherwise contemplated by this Agreement, since September 30, 1999, the Seller has conducted the business of the Seller only in the Ordinary Course of Business and to the Seller's Knowledge there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, the Seller has not:

                  (i) borrowed any amount or incurred any liabilities, except liabilities incurred in the Ordinary Course of Business;

                  (ii) mortgaged, pledged or subjected to any Lien any of its assets, or entered into any conditional sale or other title retention agreement with respect to any property or asset;


                  (iii) sold, assigned or transferred any of its tangible assets, except for sales of Inventory in the Ordinary Course of Business and obsolete inventory as described above in ss.2(c)(ii);

                  (iv) sold, assigned or transferred any patents, trademarks or trade names or any material copyrights, trade secrets or other intangible assets;

                  (v) suffered any extraordinary losses or waived any rights of material value;

                  (vi) made any capital expenditures or commitments therefor in excess of $5,000 individually or $25,000 in the aggregate;

                  (vii) entered into, modified or amended any material Contract outside the Ordinary Course of Business;

                  (viii) suffered any theft, damage, destruction or casualty loss in excess of $5,000 to its property, whether or not covered by insurance;

                  (ix) entered into any agreement with any labor union or association representing any employee, or made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors or employees, or otherwise made any material change in employment terms for any of its directors, officers and employees;

                  (x) made any change in its accounting methods, principles or practices;

                  (xi) except for the presently contemplated bonus plan listed under ss.5B(f) of the Disclosure Schedule, made any increase in or established any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement;

                  (xii) except as set forth in ss.5B(f) of the Disclosure Schedule, made any payment to Shareholder or any Affiliate of Shareholder (other than compensation otherwise payable in the Ordinary Course of Business to Shareholder and other than cash dividends or other distributions with respect to its capital stock or payments on intercompany loans or receivables) or forgiven any indebtedness due or owing from any Shareholder or any affiliate of any Shareholder to the Seller;

                  (xiii) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any of its capital stock, or created, authorized, issued, sold, delivered, pledged or encumbered any additional capital stock or other securities equivalent to or exchangeable for capital stock, or granted or otherwise issued any options, warrants or other rights with respect thereto;

                  (xiv) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

                  (xv) made any loan or advance (whether in cash or other property), or made any investment in or capital contribution to, or extended any credit to, any Person, except (i) short-term investments pursuant to customary cash management policies, (ii) advances to employees made in the Ordinary Course of Business, (iii) obligations of customers purchasing Inventory on open account in the Ordinary Course of Business;

                  (xvi) except in the Ordinary Course of Business (A) liquidated Inventory or accepted product returns, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect its practices in connection with the payment of payables in respect of raw materials purchases; or

                  (xvii) committed to do any of the foregoing.

                  (g) Legal Compliance. The Seller is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in ss.5B(g) of the Disclosure Schedule, since January 31, 1996, the Seller has not received any written communication from an Authority that alleges that the Seller is not in compliance with any federal, state or local laws, rules or regulations.

                  (h) Seller Permits. The Seller holds all material permits, licenses, variances, exemptions, orders and approvals of all Authorities necessary for the lawful conduct of its business (the "Seller Permits"). The Seller is in compliance with the terms of the Seller Permits. ss.5B(h) of the Disclosure Schedule sets forth a list of the Seller Permits.

                  (i) Certain Business Relationships. Except as set forth in ss.5B(i) of the Disclosure Schedule and except for normal advances to employees consistent with past practice, payment of compensation for employment to employees consistent with past practice, and participation in Employee Benefit Plans by employees and except for intercompany payments and borrowings, since January 31, 1999 the Seller has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with (i) any officer, director or shareholder of the Seller, or (ii) any of their respective Affiliates.

                  (j) Title to Tangible Assets Other than Real Property Interests. The Seller has good and valid title to, or a valid leasehold interest in, all the tangible assets (other than real property or interests in real property) used in the conduct of its business, except Inventory that has been sold in the Ordinary Course of Business, free and clear of any Liens other than the Liens referred to in ss.5B(j) of the Disclosure Schedule. All items of Equipment are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used. Except for interests and rights in property pursuant to any lease, license or other agreement described in ss.5B(m) of the Disclosure Schedule or pursuant to any lease, license or other agreement not required to be described in ss.5B(m) of the Disclosure Schedule and except for property supplied by any customer or supplier in connection with the purchase or sale of products or services from or to such customer or supplier in the Ordinary Course of Business, there is no tangible personal property owned by any third party which is used by the Seller in the operation of its business. ss.5B(j) of the Disclosure Schedule lists all Equipment owned or leased by the Seller.

                  (k) Title to Real Property and Leased Real Property. Except as shown in Disclosure Schedule 5(B)(k), the Seller has good and marketable fee simple title to all of the Real Property, free and clear of any Liens. All real property and interests in real property that are leased by the Seller with respect to the business of the Seller are referred to herein as "Leased Real Property". ss.5B(k) of the Disclosure Schedule identifies all Real Property and Leased Real Property. The Seller has good title to the leasehold estates in all Leased Real Property, free and clear of any Liens. To the Seller's Knowledge, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such Real Property and Leased Real Property and no such proceedings are contemplated. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any Real Property and Leased Real Property.

                  (l) Intellectual Property.

                  (i) ss.5B(l)(i) of the Disclosure Schedule identifies each patent, pending patent application, trademark, and pending trademark application owned or used by the Seller, and each material written license agreement (excluding off-the-shelf software license agreements) pursuant to which the Seller has granted to any third party, or received from any third party a grant of, any rights in any of the Intellectual Property owned or used by the Seller. The Seller owns, or possesses adequate and enforceable licenses or rights (free of Liens) to use all Intellectual Property and any other material intellectual property rights (including, without limitation, patents, pending patent applications, inventions, drawings, trade secrets, know-how and confidential information) currently used by the Seller, or necessary to permit the Seller to conduct its business as now conducted. To its Knowledge, the Seller has not infringed any intellectual property right of any Person.

                  (ii) Except as set forth on ss.5B(l)(i) of the Disclosure Schedule, the Seller represents and warrants that with respect to each item identified in ss.5B(l)(i) of the Disclosure Schedule:

                  (1) the Seller possesses all right, title and interest, free and clear of any Lien, license, or other restriction;

                  (2) to the Knowledge of the Seller such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                  (3) to the Knowledge of the Seller no action, suit, proceeding, hearing, investigation, written claim or written demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item;

                  (4) neither the Seller nor, to the Knowledge of the Seller, any other party to any license agreement is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (5) to the Knowledge of the Seller, no party to any license agreement has repudiated any material provision thereof;

                  (6) no claims are pending or, to the Knowledge of the Seller, threatened that the Seller is infringing on or otherwise violating the rights of any person with regard to any such item; and

                  (7) to the Knowledge of the Seller, no person is infringing on or otherwise violating any right of the Seller with respect to such item.

                  (m) Material Contracts. ss.5B(m) of the Disclosure Schedule lists the Material Contracts to which the Seller is a party. The Seller has made available to the Purchaser a correct and complete copy of each Material Contract listed in ss.5B(m) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) neither the Seller nor, to the Knowledge of the Seller, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of the Seller no party has repudiated any provision of the agreement.

                  (n) Accounts Receivable and Inventory.

                  (i) All of the Accounts Receivable are properly reflected on the Seller's books and records, arose from bona fide transactions in the Ordinary Course of Business, are current and to the Knowledge of Seller, collectible and will be collected in accordance with their terms at their recorded amounts, subject to (1) the reserve for bad debts set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing in the Ordinary Course of Business (2) the 90 Day Past Due and Future Collectable Holdback, (3) Purchaser's undertaking to make bonafide efforts to collect and not to change the terms of sale on receivables less than 90 days past due as of the Closing. The reserve for bad debts set forth on the face of the Most Recent

Balance Sheet has been determined in accordance with GAAP on a basis consistent with prior periods. None of such Accounts Receivable is or will be at the Closing Date subject to any counterclaim or set off, other than routine claims for the return of defective or non-conforming merchandise.

                  (ii) The Inventory consists in all material respects of items which are merchantable and fit for the purpose for which they were procured or manufactured, none of which are obsolete (as described in ss.2(c)(ii)), damaged or defective (subject only to the reserve for Inventory writedown disclosed on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing in the Ordinary Course of Business and the amount of obsolete inventory determined pursuant to ss.2(c)(ii)). The Inventory is valued at the lower of cost (on a first-in-first-out basis) or market in accordance with GAAP on a basis consistent with prior periods.

                  (o) Insurance. ss.5B(o) of the Disclosure Schedule describes each insurance policy maintained by the Seller. All of such insurance policies are in full force and effect and the Seller is not in default with respect to its obligations under any of such insurance policies. Such policies are sufficient for compliance with all requirements of law and Material Contracts to which the Seller is a party. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Seller. ss.5B(o) of the Disclosure Schedule sets forth a list of all pending claims with respect to all such policies.

                  (p) Litigation. ss.5B(p) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

                  (q) Labor Relations. The Seller is not and has never been a party to a collective bargaining agreement. Since January 31, 1996, the Seller has not been involved in or, to the Knowledge of the Seller, threatened with any strike, slowdown or work stoppage. As of the date hereof the Seller is not involved in or, to the Knowledge of the Seller, threatened with any unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees. There are no actions, proceedings or claims pending or, to the Knowledge of the Seller, threatened against the Seller under any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security or other Taxes.

                  (r) ERISA Matters. ss.5B(r) of the Disclosure Schedule sets forth and briefly describes all of the Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other material employee benefit, fringe benefit plans and programs (including without limitation any "cafeteria plan" within the meaning of ss. 125 of the Code) maintained or contributed to by the Seller with respect to current or former employees of the Seller (the "Employee Benefit Plans").

                  (i) With respect to each Employee Benefit Plan:

                  (1) each Employee Benefit Plan and each related trust, insurance contract or fund to the Knowledge of the Seller, complies in form (except as to amendments required by the Code or ERISA for which the applicable time limits have not expired) and in operation with the applicable requirements of ERISA and the Code;

                  (2) except as set forth in ss.5B(r) of the Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and there are no accumulated funding deficiencies with respect to any such Employee Pension Benefit Plan;

                  (3) except as set forth in ss.5B(r) of the Disclosure Schedule, each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a favorable determination letter from the IRS as to its qualification under ss.401(a) of the Code;

                  (4) to the Knowledge of Seller, no "prohibited transaction" (as such term is defined in ss.406 of ERISA or ss.4975 of the Code) has occurred with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan (or its related trust) that could subject the Seller or any officer, director or employee of the Seller, to any Tax or penalty imposed under ss.4975 of the Code or liability under ss.406 of ERISA;

                  (5) the Seller has delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan;

                  (6) except as set forth in ss.5B(r) of the Disclosure Schedule, no such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or has been the subject of a "reportable event" (as defined in ss.4043 of ERISA) as to which notices would be required to be filed with the PBGC. To the Knowledge of the Seller, no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than a Multiemployer Plan) has been instituted;

                  (7) the Seller has not incurred any liability to the PBGC (except for required premium payments, if any), or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan; and

                  (8) to the Knowledge of Seller, no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                  (ii) The Seller does not contribute to any Multiemployer Plan or have any liability (including withdrawal liability) under any Multiemployer Plan.

                  (iii) The Seller does not have any obligation to provide any benefits under an Employee Welfare Benefit Plan to former employees of Seller, except as specifically required by COBRA or applicable state law. With respect to its past and present employees, the Seller has complied in all material respects with the notice and continuation requirements of COBRA.

                  (s) Environmental, Health and Safety Matters. Seller has delivered to Purchaser true and complete copies of the MPCA NOV, all of Seller's responses to and communications with MPCA concerning the MPCA NOV, and Seller's Environmental Reports. Except as disclosed in ss.5B(s) of the Disclosure Schedule, Purchaser's Phase II Report described in ss.7(n), the MPCA NOV, or in the Seller's Environmental Reports:

                  (i) The Seller has not disposed of or released any substance, arranged for the disposal of any substance, knowingly exposed any employee or other individual to any substance or condition, or owned or operated its businesses or any property or facility so as to give rise to any liability or corrective or remedial obligation of the Seller under any Environmental, Health and Safety Requirement.

                  (ii) The Seller is in compliance with all Environmental Health and Safety Requirements and the Seller has not, since January 31, 1996, received any written communication from any Authority that alleges that the Seller is not in such compliance.

                  (iii) There is no Environmental Claim of which the Seller has received written notice or, to the Knowledge of the Seller, threatened or recently filed against the Seller, nor, to the Knowledge of the Seller, is there any Environmental Claim against any Person whose liability for any Environmental Claim the Seller has retained or assumed contractually.

                  (iv) No underground storage tanks, friable and damaged asbestos-containing materials, or pcb-containing equipment or fluids are present on any of the Real Properties.

                  (v) There are no Liens arising under any Environmental, Health and Safety Requirement on any of the Real Properties arising as a result of any actions taken or omitted to be taken by the Seller and, to the Knowledge of the Seller, no actions have been taken by any Authority with respect to any of the Real Properties to impose an environmental Lien with respect to such Real Property as a result of any such actions.

                  (vi) To the Knowledge of the Seller, no real property presently or, , heretofore owned or operated by the Seller is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any analogous state list.

                  (vii) To the Knowledge of the Seller, no off-site location at which the Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

                  (t) Customers and Suppliers. ss.5B(t) of the Disclosure Schedule contains a complete and accurate list of the names and addresses of the 10 largest (by volume) customers and suppliers of the Seller for the fiscal years ended January 31, 1999 and January 31, 1998. The Seller maintains good relations with each of such customers and suppliers and, since January 31, 1999, to the Knowledge of Seller no event has occurred that would have a Material Adverse Effect on the Seller's relations with such customers and suppliers. Except as set forth in ss.5B(t) of the Disclosure Schedule, since January 31, 1999, no customer which accounted for more than 5% of the Seller's aggregate sales revenues during the last twelve months has canceled, terminated (or, to the Knowledge of the Seller, made any threat to the Seller to cancel or terminate), or materially decreased its usage of the Seller's services or products.

                  (u) Products Liability. To the Knowledge of the Seller, except for routine warranty claims for the return of defective or non-conforming merchandise, there exist no claims against the Seller for injury to persons or property suffered by any person as a result of the sale of any product by the Seller, including, but not limited to, claims arising out of the defective or unsafe nature of the products sold by the Seller. ss.5B(u) of the Disclosure Schedule sets forth a true and correct list and brief description of all product liability claims that have been filed against the Seller since January 31, 1996.

                  (v) Tax Matters.

                  (i) Except as set forth under ss.5B(v) of the Disclosure Schedule, the Seller has filed all Tax Returns required to be filed by it (taking into account any extensions of due dates). Except as set forth under ss.5B(v) of the Disclosure Schedule, the Seller has paid all Taxes required to be paid by it (without regard to whether a Tax Return is required), except Taxes for which an adequate reserve has been established on the Most Recent Balance Sheet. Except as set forth under ss.5B(v) of the Disclosure Schedule, no claim has ever been made by an Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth under ss.5B(v) of the Disclosure Schedule, there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) No Tax Return of the Seller is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Seller. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith.

                  (iii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

                  (iv) Other than the policy for Seller to reimburse Shareholder for Seller's portion of Shareholder's consolidated taxes, the Seller is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                  (v) Since 1990, the Seller has not filed or been included in any combined or consolidated tax return with any other person or been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is the Stockholder. The Seller's Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which the Seller was a member of such Affiliated Group. All such Tax Returns were correct and complete. All income Taxes owed by the Seller's Affiliated Group (whether or not shown as due on such Returns) have been paid for each taxable period during which the Seller was a member of such Affiliated Group.

                  (vi) Except as set forth under ss.5B(v) of the Disclosure Schedule, no Tax Return of the Seller's Affiliated Group is under audit or examination by any taxing Authority with respect to any taxable period during which the Seller was a member of such Affiliated Group, and no written notice of such an audit or examination has been received by the Seller or any member of the Seller's Affiliated Group. Each deficiency resulting from any audit or examination relating to Taxes by any taxing Authority with respect to the Seller's Affiliated Group has been paid. The Seller's Affiliate Group has not waived any statute of limitations in respect of Taxes for any open taxable period during which the Seller was a member of such Affiliated Group and there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to any open taxable period during which the Seller was a member of such Affiliated Group.

                  (w) Dunnell Minnesota Sewer Assessment. To the Knowledge of the Seller, Seller has not received any written information (except for the letter dated October 22, 1999 from the City of Dunnell) concerning any potential assessment for a proposed public sewer to be built in Dunnell Minnesota, construction of said sewer has not yet begun, the estimated cost of the sewer project will be covered by funds other than through a special assessment or property taxes, and any potential special assessment would not have an impact on tax bills for two years.

         6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

                  (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.8 below).

                  (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with consummation of the transactions contemplated by this Agreement.

                  (c) Operation of Business. The Seller will (and the Shareholder will cause the Seller to) conduct its the business in the Ordinary Course of Business and will not (and the Shareholder will cause the Seller not to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, from and after the date of this Agreement through the Closing Date, and subject to ss.6(f)(i), the Seller will not (and the Shareholder will cause the Seller not to) engage in any practice, take any action, or enter into any transaction of the sort described in ss.5B(f) above.

                  (d) Preservation of Business. The Seller will (and the Shareholder will cause the Seller to) use commercially reasonable efforts to maintain the business and properties of the Seller, including the Seller's present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                  (e) Full Access. The Seller will (and the Shareholder will cause the Seller to) permit representatives of the Purchaser to have full access at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller, to the premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Seller.

                  (f) Notice of Developments.

                  (i) The Seller will promptly notify the Purchaser of any development resulting in any inaccuracy of any of its representations and warranties in ss.5B(f) - (u) above. Unless the Purchaser has the right to terminate this Agreement pursuant to ss.10(a)(ii) below by reason of such development and exercises that right within the period of 10 business days referred to in ss.10(a)(ii) below, the written notice pursuant to this ss.6(f)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in ss.5B above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

                  (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.4 and ss.ss.5A and 5B(a)-(e) above. No disclosure by any Party pursuant to this ss.6(f)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                  (g) No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Shareholder and the Seller shall not, and the Shareholder and Seller shall cause their respective officers, directors, employees and other agents (as applicable) not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any portion of the Acquired Assets or any of the capital stock of the Seller, other than in connection with the transactions contemplated by this Agreement.

                  (h) Non-Solicitation of Seller's Employees. Neither the Shareholder, nor any Affiliate will, directly or indirectly, for itself or for any other Person, firm, corporation, partnership, association or other entity, hire, employ or solicit to employ any employee of the Seller.

                  (i) Press Releases and Public Announcements. Prior to the Closing Date, the Parties shall mutually agree as to the form and content of any press releases or public announcements relating to the transactions contemplated hereunder which agreement shall not be unreasonably withheld or delayed.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party; PROVIDED, HOWEVER, that the taking of any action necessary to execute or deliver to the Purchaser any instruments of transfer as may be necessary to transfer ownership of the Acquired Assets or to evidence the assumption of the Assumed Obligations shall be borne by the Seller and the Shareholder, jointly and severally.

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the business of the Seller, each of the Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, all at the sole cost and expense of the contesting or defending Party, except in connection with any dispute among the Parties (including any dispute relating to a Notice of Disagreement) and except to the extent that the contesting or defending party is entitled to indemnification therefor under this Agreement. Such cooperation shall include (a) providing the contesting or defending Party and its counsel access to all books and records of the other Party to the extent reasonably related to such proceeding, (b) furnishing information about the other Party to the contesting or defending Party and its counsel, (c) making employees of the other Party available to the contesting or defending Party and its counsel, and (d) preserving the existence of and maintaining all books and records of the other Party that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

                  (c) Employee Matters.

                  (i) The Purchaser will offer employment to and the Seller will permit the Purchaser to hire or retain all of the employees of the Seller following the Closing at their same level of cash compensation as in effect immediately prior to the Closing; PROVIDED, HOWEVER, that the Purchaser will be under no obligation to retain any such employee. The Purchaser will recognize the past service with the Seller of such employees for the purposes of determining such employees' vacation benefits with the Purchaser and will provide vacation benefits accruing after the Closing to such employees based upon such employees' seniority with the Seller. Notwithstanding anything contained in this ss.7(c)(i) to the contrary, the preceding two sentences shall in no way create any type of employment contract for any employee of the Seller or alter in any way the "employment at will" status of such employee.

                  (ii) The Seller will be responsible for satisfying the continuation of coverage rights pursuant to COBRA of any individual who was an employee of the Seller (or a spouse or dependent of any such employee) on the date the qualifying event giving rise to such rights occurred, PROVIDED that such qualifying event occurred prior to the Closing. It is the intent of the parties that the transactions contemplated by this Agreement will not result in a "qualifying event" for purposes of the Seller's obligations under COBRA because there will not be a loss of group coverage to the employees of the Seller, their spouses and dependents.

                  (iii) The Seller and the Purchaser agree that the Purchaser is purchasing substantially all of the property used in the business of the Seller and, in connection therewith the Purchaser will employ individuals who immediately before the Closing Date were employed in such trade or business by the Seller. Accordingly, pursuant to Rev. Proc. 84-77, 1984-2 C.B. 753, PROVIDED that the Seller shall provide the Purchaser with all necessary payroll records for the calendar year that includes the Closing Date, the Purchaser will furnish a Form W-2 to each employee employed by the Purchaser who was employed by the Seller prior to the Closing, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and the Seller shall be relieved from the responsibility to do so.

                  (iv) The Purchaser will recognize the past service with the Seller of employees of the Seller who become employees of the Purchaser on the Closing Date as a result of the transactions contemplated by this Agreement for the purposes of determining such employees' eligibility and vesting under the Purchaser's 401(k) Plan.

                  (v) Effective as of the Closing, the Purchaser will provide health benefits (including dental benefits, where applicable), group term life insurance, accidental death and dismemberment insurance to the employees of the Seller who become employees of the Purchaser on the Closing Date as a result of the transactions contemplated by this Agreement, their spouses and dependents. All claims for reimbursement of expenses that are reimbursable under the Seller's Employee Welfare Plans and that were incurred prior to the Closing will be the responsibility of the Seller. The Purchaser shall provide such employee benefits on terms and conditions that are in the aggregate substantially equivalent to the terms and conditions on which such benefits are provided by the Seller as of the Closing Date; PROVIDED, however, that the Purchaser shall retain the right to amend or terminate such benefits at any time after 1999, subject to applicable laws

                  (vi) Within 30 days after the Closing, Seller will pay to its employees all bonuses and options accrued as of the Closing Date.

                  (d) Tax Information. The Purchaser shall, upon the request of the Seller, cause to be prepared and delivered to the Seller, to the extent not already prepared and delivered, all Tax information materials reasonably requested by the Seller in order to enable it to file any Tax Return of the Seller with respect to taxable periods ending prior to and/or including the Closing Date and for which Returns are not required to be filed prior to the Closing Date. Any such request shall be made no later than 15 calendar days before the Tax Return to which such request relates must be filed. The Purchaser shall deliver to the Seller such materials no later than the earlier of five business days before the date such Tax Return must be filed or 15 days after the request is made.

                  (e) Tax Notices. The Purchaser shall promptly forward or cause to be forwarded to the Seller all written notifications and other written communications from any taxing Authority received by the Purchaser relating to any Taxes not included in the Assumed Obligations. The Seller shall promptly forward or cause to be forwarded to the Purchaser all written notifications and other written communications from any taxing Authority received by the Seller relating to any Taxes included in the Assumed Obligations.

                  (f) Tax Examinations. With respect to any taxable period of the Seller or the Shareholder ending on or before the Closing Date, or which includes the Closing Date, the Seller shall have the sole right to control any audit or other examination by any taxing authority regarding Taxes (a "Tax Audit"), initiate any claim for refund of Taxes or amend any Tax Return and contest, resolve and defend against any assessment for additional Taxes, notice of deficiency of Taxes or other adjustment of Taxes relating to the Seller; PROVIDED, HOWEVER, that in the event any issues raised in any such Tax Audit could affect in other than an immaterial manner the liability of the Purchaser for Taxes for any period (or portion thereof) ending after the Closing Date, the Seller shall consult with the Purchaser concerning such Tax Audit and the Purchaser and the Seller shall in good faith use their best efforts to settle and resolve jointly all such issues raised by such Tax Audit and shall not settle or otherwise resolve any such issue without the consent of both the Purchaser and the Seller, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER, that if the Purchaser and the Seller cannot agree on a proposed or final settlement or resolution of any such issue, then the matter shall be referred to a designee chosen by the partner in charge (or person holding a comparable position) of the tax department of the Minneapolis, Minnesota office of a nationally recognized a "Big 5" accounting firm (other than Ernst & Young, LLP and PriceWaterhouseCoopers, LLP) chosen by lot by the Purchaser and Seller (the "Tax Arbitrator.") The Tax Arbitrator shall determine whether the settlement or resolution of such issue or issues was proposed by the Seller in good faith with recognition of the merits of the issues, in a manner not inconsistent with the provisions of this Agreement relating to Taxes and within the bounds of reasonable judgment. The decision of the Tax Arbitrator shall be final and binding on the parties hereto. The fees and expenses of the Tax Arbitrator shall be shared one-half by the Purchaser and one-half by the Seller and the Shareholder (jointly and severally).

                  (g) Access.

                  (i) Until the date which is seven years after the Closing Date, Seller may retain a copy of the AS/400 Seller Software as it existed on the day before the Closing Date and the Purchaser shall give to the Seller free and unrestricted access to (and the right to make copies at the expense of the Seller of) the books, files, records and Tax Returns of the Seller to the extent that such relate to the business and operations of the Seller on or prior to the Closing Date and are in the

Purchaser's or Seller's possession on the Closing Date or subsequently come into the Purchaser's or Seller's possession. Any access pursuant to this ss.7(h)(i) shall be conducted by the Seller in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of the Purchaser or the Seller following the Closing. Neither the Purchaser nor the Seller shall destroy or dispose of any such books, files, records or Tax Returns prior to the expiration of such seven year period. After the expiration of seven years after the Closing Date, Seller shall destroy any copies of the AS/400 Seller Software in Seller's possession and provide Purchaser with a certificate to that effect or continue to keep such AS/400 Seller Software data confidential notwithstanding any other provision in this Agreement to the contrary.

                  (ii) Until the date which is seven years after the Closing Date, the Seller shall (and the Shareholder shall cause the Seller to) give to the Purchaser free and unrestricted access to (and the right to make copies at the expense of the Purchaser of) the books, files, records and Tax Returns of the Seller to the extent that such relate to the business and operations of the Seller on or prior to the Closing Date and are in the Seller's possession on the Closing Date or subsequently come into the Seller's possession. Any access pursuant to this ss.7(g)(ii) shall be conducted by the Purchaser in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of the Seller following the Closing. Neither the Seller nor the Shareholder shall destroy or dispose of any such books, files, records or Tax Returns prior to the expiration of such seven year period.

                  (h) Noncompetition. In order to induce the Purchaser to enter into this Agreement, the Shareholder expressly covenants and agrees that for a period of five years from and after the Closing Date, the Shareholder and any Affiliate will not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person, whether as an employee, officer, director, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in the Business of the Seller or the Business of the Purchaser in the Restricted Area; PROVIDED, HOWEVER, that nothing herein shall be deemed to prevent the Shareholder and any Affiliate from (A) manufacturing and distributing fiberglass tanks for industrial and agricultural use or (B) acquiring through market purchases and owning, solely as an investment, less than five percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under ss.12(b) or 12(g) of the Securities Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Shareholder and any Affiliate is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. The Shareholder acknowledges and agrees that the covenants provided for in this ss.7(h) are reasonable and necessary in terms of time, area and line of business to protect the Purchaser's legitimate business interests as a buyer of the business of the Seller and in protecting the trade secrets being acquired pursuant to the provisions of this Agreement. The Shareholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Purchaser's other legitimate business interests, which include its interests in protecting the Seller's (i) valuable confidential business information being acquired pursuant to the provisions of this Agreement, (ii) substantial relationships with customers throughout the Restricted

Area and (z) customer goodwill associated with the ongoing business of the Seller being acquired pursuant to the provisions of this Agreement. The Shareholder expressly authorizes the enforcement of the covenants provided for in this ss.7(h) by (A) the Purchaser, (B) the Purchaser's other permitted assigns and (C) any successors to the Purchaser's business. To the extent that the covenant provided for in this ss.7(h) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                  (i) Confidentiality. In order to induce the Purchaser to enter into this Agreement, Shareholder expressly covenants and agrees that from and after the Closing Date, neither Shareholder nor any of their Affiliates (to the extent any such Affiliate has received Confidential Information or Trade Secrets) will disclose, divulge, furnish or make accessible to anyone (other than the Purchaser or any of its Affiliates or representatives) any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; PROVIDED, HOWEVER, that nothing in this ss.7(i) will prohibit the disclosure of any Confidential Information or Trade Secrets (i) which is required to be disclosed by the Shareholder or any such Affiliate by law or in connection with any court action or any proceeding before any Authority, (ii) in connection with the enforcement of any of the respective rights of the Shareholder hereunder, (iii) in connection with the defense by the Shareholder of any claim asserted against them hereunder, or (iv) that becomes public knowledge other than through a breach of Shareholder or their Affiliates obligations under this Agreement; PROVIDED, HOWEVER, that in the case of a disclosure contemplated by clause (i), no disclosure shall be made until the Shareholder shall give notice to the Purchaser of the intention to disclose such Confidential Information or Trade Secrets so that the Purchaser may contest the need for disclosure, and the Shareholder will cooperate (and will cause their Affiliates and their respective Representatives to cooperate) with the Purchaser in connection with any such proceeding. Notwithstanding any provision of this Agreement which may be to the contrary (x) the foregoing provisions restricting the use of Confidential Information shall survive the Closing for a period of five years, and (y) the foregoing provisions restricting the use of Trade Secrets shall survive the Closing for so long as permitted by statutes of Minnesota or a period of five years in the absence of a statutory period.

                  (j) Non-Solicitation of Employees and Customers. For a period of five years following the Closing Date, neither the Seller, nor any Shareholder, nor any Affiliate will, directly or indirectly, for itself or for any other Person, firm, corporation, partnership, association or other entity,
(a) solicit to employ any employee of the Seller who becomes an employee of Purchaser, or (b), with respect to the Business of the Seller or the Business of the Purchaser, call on or solicit any of the customers or clients of the Seller, nor shall the Seller or the Shareholder or any Affiliates make known to any Person other than the Purchaser or its Affiliates the names and addresses of such customers or any information relating in any manner to the Seller's trade or business relationships with such customers other than in connection with the collection of receivables assigned by Purchaser to Seller under this Agreement.

                  (k) Change of Name. On the Closing Date, the Seller will file with the Secretary of State of the State of Minnesota an amendment to its Articles of Incorporation changing its corporate name to "GTH, Inc.". Promptly after the Closing the Seller will (a) file such certificates of amendment or similar documents as may be required under the laws of all jurisdictions in which it is qualified to transact business as a foreign corporation to effect such change of corporate name in such jurisdictions.

                  (l) Services of Mr. Jim Groninger Shareholder agrees to make Mr. Jim Groninger available to Purchaser after the Closing for consultation as shall be mutually agreed. Purchaser will reimburse Shareholder for Mr. Groninger's reasonable expenses for such consultation.

                  (m) Use of Shareholder Computers For a period of up to six (6) months after the Closing, Shareholder agrees to continue performing data processing functions on Shareholder's AS/400 computer with respect to the Company's business, consistent with past practices at no additional charge to Purchaser. But by the end of such 6 month period, Purchaser must take actual delivery of the AS/400 Seller Software and the AS/400 Related Software, and will no longer have access to Shareholder's AS/400 computer. Shareholder shall physically transmit to Purchaser, at a time during such 6 month period selected by Purchaser, a copy of the AS/400 Seller Software and the AS/400 Related Software, including the source code therefor. At the end of such 6 month period Shareholder shall no longer have any further obligation to provide any AS/400 Seller Software or AS/400 Related Software to Purchaser

                  (n) Environmental Investigation and Remediation at Dunnell Minnesota. Purchaser, at its own expense, may conduct its own environmental Phase II study at the Dunnell Minnesota facilities. Purchaser shall provide Seller with the report of Purchaser's Phase II environmental study at the Dunnell Minnesota facilities. Seller shall disclose to MPCA any releases that may be identified by any of Seller's Environmental Reports or by Purchaser's Phase II environmental study at the Dunnell Minnesota facilities. Seller shall, at Seller's expense, promptly conduct such environmental investigations, response actions, cleanup, closure or post-closure activities at the Dunnell Minnesota facilities as may be required to remediate to standards acceptable to the MPCA and EPA (if applicable) any and all releases that may be identified by any of Seller's Environmental Reports or by Purchaser's Phase II environmental study at the Dunnell Minnesota facilities. Seller shall, at Seller's expense, obtain either a No Action Letter or a Certificate of Completion from the MPCA for each such release that may be identified at the Dunnell Minnesota facilities. Seller agrees that any agreements or response action plans entered into or submitted for approval to the MPCA, EPA or other governmental body shall be subject to approval by Purchaser's attorney and/or Purchaser's environmental consultant to confirm completeness and legal protection of Purchaser which approval will not be unreasonably withheld or delayed.

                  (o) Compliance with MPCA NOV. Seller, at its expense, shall use its best efforts to promptly comply with, remedy and address all matters related to the MPCA NOV.

                  (p) Communication concerning MPCA NOV and other response actions. Seller and Purchaser shall keep each other fully informed of all communications, negotiations, and discussions that each may have with MPCA concerning the MPCA NOV and any other environmental investigations, response actions, cleanup, closure or post-closure activities at the

Dunnell Minnesota facilities. Seller shall keep Purchaser fully informed of Seller's efforts and activities in complying with and responding to the MPCA NOV and any other environmental investigations, response actions, cleanup, closure or post-closure activities at the Dunnell Minnesota facilities. Seller and Purchaser shall copy each other on all correspondence received from or sent to MPCA, including facsimiles and email concerning such matters. Seller and Purchaser shall notify each other of any verbal, telephone, or other communications with MPCA concerning such matters.

                  (q) Product Returns And Warranty. To the extent that Purchaser, after the Closing Date, makes bona fide warranty payments or adjustments or accepts the return of, or replaces products manufactured prior to the Closing the actual cost to Purchaser of which exceed in the aggregate the amount of $25,000, then Seller shall pay an amount equal to such excess to Purchaser. Within 10 days after the end of each month following the Closing, Purchaser shall provide an invoice to Seller for such excess during that month that specifically identifies such payments, adjustments, returns, and replacements. Seller shall pay such invoices within 30 days. Purchaser shall provide Seller with reasonable access to Purchaser's books and records for purposes of verifying the legitimacy of all such payments, adjustments or replacements.

                  (r) Purchaser and Parent's Confidentiality Obligations. It is acknowledged that Seller or Shareholder may have disclosed to the Purchaser or Parent certain confidential information or trade secrets relating or belonging to the Shareholder. Accordingly, the Purchaser and Parent expressly covenant and agree that from and after the date hereof, neither Purchaser nor Parent, nor any of their Affiliates (to the extent any Affiliate has received confidential information or trade secrets relating or belonging to the Shareholder) will disclose, divulge, furnish or make accessible to anyone (other than to Seller, Shareholder or their Affiliates or representatives) any confidential information or trade secrets relating or belonging to the Shareholder, or in any way use such confidential information or trade secrets in the conduct of any business other than the Business of the Seller acquired under this Agreement; PROVIDED, HOWEVER, that nothing in this ss. 7(r) will prohibit the disclosure of confidential information or trade secrets (i) that is required to be disclosed by the Purchaser or Parent, or any of their Affiliates, by law or in connection with any court action or any proceeding before any Authority, (ii) in connection with the enforcement of any of the respective rights of the Purchaser or Parent hereunder, or (iii) in connection with the defense by the Purchaser or Parent of any claim asserted against them hereunder, (iv) that was already in the possession of the Purchaser or Parent at the time of disclosure by Shareholder,
(v) that is lawfully received by the Purchaser or Parent from a third party not under a secrecy obligation to the Shareholder, and (vi) that is, at the time of disclosure to Purchaser or Parent, or thereafter becomes public knowledge other than through a breach of Purchaser or Parent's obligations contemplated by this Agreement, PROVIDED, HOWEVER, that in the case of a disclosure contemplated by clause (i), no disclosure shall be made until the Purchaser or Parent shall give notice to the Shareholder of the intention to disclose such confidential information or trade secrets so that the Shareholder may contest the need for disclosure, and the Purchaser and Parent will cooperate (and will cause their Affiliates and their respective Representatives to cooperate) with the Shareholder in connection with any such proceeding. Purchaser, Parent, and Shareholder shall cooperate and coordinate concerning the disclosure to MPCA of any environmental information which is subject to this section. Notwithstanding any provision of this Agreement which may be to the contrary, (x) the foregoing provisions restricting the use of Shareholder's confidential information shall survive the Closing for a period of five years, and (y) the foregoing provisions restricting the use of Shareholder's trade secrets shall survive the Closing for so long as permitted by statutes of Minnesota or a period of five years in the absence of a statutory period.

         8. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.ss.5A and 5B above that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement);

                  (ii) the Seller and the Shareholder shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

                  (iv) the Seller and the Shareholder shall have delivered to the Purchaser a certificate to the effect that the conditions specified above in ss.ss.8(a)(i) and (ii) have been satisfied;

                  (v) the Seller shall have obtained all authorizations, consents, waivers and approvals required to be obtained by it, in connection with the consummation of the transactions contemplated hereby, including those specified in the agreements indicated by an asterisk on ss.5(m) of the Disclosure Schedule.

                  (vi) the Seller shall have delivered to Purchaser, at Seller's expense, title insurance and surveys, satisfactory to Purchaser, for the Real Property.

                  (vii) the Seller shall have delivered to Purchase a release of the lien of PPG Industries.

The Purchaser may waive any condition specified in this ss.8(a) if it executes and delivers a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.4 above that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement);

                  (ii) the Purchaser and the Parent shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

                  (iv) the Purchaser and the Parent shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in ss.ss.8(b)(i) and (ii) has been satisfied;

The Seller may waive any condition specified in this ss.8(b) if it executes and delivers a writing so stating at or prior to the Closing.

         9. Indemnifications and Remedies.

                  (a) Survival of Representations, Warranties, and Indemnifications. The representations and warranties of the Shareholder contained ss.5A, of the Seller contained in ss.ss.5B(a), (b), (c), and (d) (the "Seller Transaction Representations and Warranties"), and of the Purchaser contained in ss.4 shall survive the Closing and continue in full force and effect for a period of two (2) years. Except for the Seller Transaction Representations and Warranties and the representations and warranties of the Seller contained in Sections 5B(j), (k), (L), (r), (s), and (v), the Seller's representations and warranties contained in Section 5B shall survive the Closing and continue in full force and effect until two (2) years after the Closing Date. The representations and warranties of the Seller contained in Sections 5B(j), (k), (L), (r) , (s), and (v) shall survive the Closing and continue in full force and effect until five (5) years after the Closing Date. The indemnifications of the Parties with respect to Assumed Obligations and Retained Liabilities shall survive the Closing and continue in full force and effect until five years after the Closing Date. The covenants of the Parties with respect to Assumed Obligations and Retained Liabilities shall survive the Closing and continue in full force and effect for the statute of limitations applicable thereto. Any claim for which any Party shall have given proper notice in accordance with the terms of this Agreement on or prior to the expiration of the applicable survival period shall survive until such claim is resolved pursuant to the terms of this Agreement. To preserve any claim, the Party making the claim shall be obligated to notify the Party against whom the claim is made in writing (with reasonable specificity) of any such claim, or facts that can reasonably be expected to give rise to such claim, before termination of the applicable survival period in respect of such indemnification, representation or warranty; otherwise, such Party's claim shall be forever barred.

                  (b) Indemnification.

                  (i) Subject to ss.9(a) above and the conditions set forth in this ss.9(b), subsequent to the Closing Date the Seller and the Shareholder, jointly and severally, shall indemnify, defend and hold harmless the Purchaser from, against and in respect of any Losses which the Purchaser shall suffer, sustain or become subject to by virtue of or which arise out of, or result from
(A) any breach of any of the representations and warranties of the Seller and Shareholder set forth in this Agreement, (B) any breach of the covenants of the Seller and Shareholder set forth in this Agreement which are to be performed after the Closing, (C) the Retained Liabilities, or (D) the failure to comply with any "bulk sales" or similar laws applicable to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that: (A) other than for matters under ss.7(n), ss.7(o), ss.7(p), and ss.7(q), the Purchaser shall not be entitled to indemnification with respect to any Losses under ss.9(b) until and to the extent that all such Losses exceed, in the aggregate, $85,000,
(B) that any indemnification for Retained Liabilities related to environmental conditions at the Dunnell Minnesota facilities shall be capped at $2,000,000 and
(C) in addition to the limit on the indemnification for Retained Liabilities related to environmental conditions at the Dunnell Minnesota facilities, the aggregate liability of Shareholder and Seller under this Agreement for all such other indemnifications shall be limited to and in no event exceed $2,000,000.

                  (ii) Subject to ss.9(a) above and the conditions set forth in this ss.9(b), subsequent to the Closing Date the Purchaser shall indemnify, defend and hold harmless the Seller and the Shareholder from, against and in respect of, any Losses which the Seller shall suffer, sustain or become subject to by virtue of or which arise out of, or result from (A) any breach of any of representations and warranties of the Purchaser set forth in this Agreement, (B) any breach of the covenants of the Purchaser set forth in this Agreement which are to be performed after the Closing, or (C) the Assumed Obligations; PROVIDED, HOWEVER, that: (A) the Seller shall not be entitled to indemnification with respect to any Losses under ss.9(b) until and to the extent that all such Losses exceed, in the aggregate, $85,000, (B) that any indemnification for Assumed Obligations related to environmental conditions at the Dunnell Minnesota facilities shall be capped at $2,000,000, and (C) in addition to the limit on the indemnification for Assumed Liabilities related to environmental conditions at the Dunnell Minnesota facilities, the aggregate liability of Purchaser under this Agreement for all such other indemnifications shall be limited to and in no event exceed $2,000,000.

                  (iii) Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Person or Persons entitled to indemnification under this ss.9(b) (the "Indemnified Parties") that results or may result in the incurrence by such Indemnified Parties of any Losses for which such Indemnified Parties would be entitled to indemnification pursuant to this Agreement, such Indemnified Parties shall promptly notify the parties from whom such indemnification could be sought (the "Indemnifying Parties") of such Third Party Claim. If the Indemnifying Party has insurance covering such Third Party Claim, then they shall notify their insurance company and provide a copy of such notice to the Indemnified Parties. Thereupon, the Indemnifying Parties shall conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the names of the Indemnified Parties and shall give written notice of such defense (the "Defense Notice") to the Indemnified Parties within 30 days after receipt by the Indemnifying Parties of notice of the Third Party Claim (or sooner if such claim so requires).

The Defense Notice shall specify the counsel the Indemnifying Parties shall appoint to defend such Third Party Claim (the "Defense Counsel") and the Indemnified Parties shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld. In the event the Indemnified Parties and the Indemnifying Parties cannot agree on such counsel within 10 days after the Defense Notice is given, then the Indemnifying Parties shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Parties' approval which approval shall not be unreasonably withheld. Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Losses incurred by the Indemnified Party unless (A) the Indemnifying Parties shall have failed to give the Defense Notice within the prescribed period, (B) such Indemnified Party shall have received an opinion of counsel, reasonably acceptable to the Indemnifying Parties, to the effect that the interests of the Indemnified Party and the Indemnifying Parties with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (C) the employment of such counsel at the expense of the Indemnifying Parties has been specifically authorized by the Indemnifying Parties. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the Purchaser and the Seller consent, such consent not to be unreasonably withheld.

         10. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Purchaser may terminate this Agreement by giving written notice to the Seller and the Shareholder at any time prior to the Closing in the event the Seller has within the then previous 10 business days given the Purchaser any notice pursuant to ss.6(f)(i) above;

                  (iii) the Purchaser may terminate this Agreement by giving written notice to the Seller and the Shareholder at any time prior to the Closing (A) in the event that the Seller or the Shareholder have breached any representation, warranty or covenant contained in this Agreement (other than the representations and warranties in ss.5(f)-(u) above) in any material respect, the Purchaser has notified the Seller and the Shareholder of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under ss.8(a) hereof (unless the failure results primarily from the Purchaser breaching any representation, warranty or covenant contained in the Agreement); and

                  (iv) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under ss.8(b) hereof (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement).

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         11. Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement after the Closing without the prior written approval of the other Party which approval will not be unreasonably withheld or delayed.

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; PROVIDED, HOWEVER, that, the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned affiliates and (ii) designate one or more of its wholly-owned affiliates to perform its obligations hereunder and (iii) after the Closing is effected, any or all of the rights and interests of Purchaser hereunder (A) may be assigned to any purchaser of substantially all of the assets of Purchaser which agrees to assume all of the obligations of the Purchaser hereunder, (B) may be assigned as a matter of law to the surviving entity in any merger of the Purchaser, and (C) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Purchaser or any of its Affiliates, or to any assignee or assignees of any such lender, lenders or agent (it being understood that in any or all of the cases described in clauses (i), (ii) and
(iii) above the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller or Shareholder:

                  Mr. Ronald M. Moquist
                  Executive Vice President
                  Raven Industries, Inc.
                  205 East 6th Street
                  P.O. Box 5107
                  Sioux Falls, South Dakota 57117-5107
                  Facsimile: (605) 331-0419

         With copies to (which shall not constitute notice to the Seller or the Shareholder):

                  Mr. William M. Mower, Esq.
                  Maslon Edelman Borman & Brand, LLP
                  3300 Norwest Center
                  Minneapolis, Minnesota 55402-4140
                  Facsimile: (612) 672-8397

         If to the Purchaser:

                  c/o Penda Corporation
                  2344 Wisconsin Street
                  P.O. Box 449
                  Portage, Wisconsin 53901
                  Facsimile: (608) 742-9412
                  Attention: President

         With copies to (which shall not constitute notice to the Purchaser):

                  Peter W. Klein, Esq.
                  Managing Director and General Counsel
                  Trivest, Inc.
                  2665 South Bayshore Drive, Suite 800
                  Miami, Florida 33133
                  Facsimile: (305) 858-1629

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

                  (h) Waiver of Jury Trial. EACH PARTY HERETO HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Equitable Remedies. The Seller and the Shareholder acknowledge and agree that the Purchaser would not have an adequate remedy at law in the event any of the provisions of ss.ss.7(i) and (j) of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, each of the Parties agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of ss.ss.7(i) and (j) of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it.

                  (l) Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses (including investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                  (n) Incorporation of Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits and any other annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Prevailing Parties. In the event of any litigation with regard to this Agreement, the prevailing Party or Parties shall be entitled to receive from the non-prevailing Party or Parties and the non-prevailing Party or Parties shall pay all reasonable fees and expenses of counsel for the prevailing Party or Parties.

                  (p) Bulk Transfer Laws. The Purchaser acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the date first above written.



SELLER                                     PURCHASER

GLASSTITE INC.                             PENDA GLASSTITE, INC.

By      s/ Ronald M. Moquist               By      s/ Leo E. Waner
  -------------------------------------      -----------------------------------
  Ronald M. Moquist                          Leo E Waner
  President                                  Vice President and Chief Financial
                                             Officer




SHAREHOLDER                                PARENT

RAVEN INDUSTRIES, INC.                     PENDA CORPORATION

By      s/ Ronald M. Moquist               By      s/ Leo E. Waner
  -------------------------------------      -----------------------------------
  Ronald M. Moquist                          Leo E Waner
  Executive Vice President                   Vice President and Chief Financial
                                             Officer